UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	December 4, 2013

PEAPACK-GLADSTONE FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

New Jersey	001-16197	22-3537895
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

500 Hills Drive, Suite 300, Bedminster, New Jersey		07921
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code	(908) 234-0700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 , CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 4, 2013, Peapack-Gladstone Financial Corporation and Peapack-Gladstone Bank (collectively, the “Corporation”) entered into a Change in Control Agreement (the “Agreement”) with Douglas L. Kennedy, President and Chief Executive Officer (“Kennedy”), and amended Change in Control Agreements with Finn M.W. Caspersen Jr., Senior Executive Vice President, Chief Operating Officer and General Counsel (“Caspersen”) and Jeffrey J. Carfora, Senior Executive Vice President and Chief Financial Officer (“Carfora” and with Kennedy and Caspersen, each an “Executive” and collectively, the “Executives”). The Agreements with respect to Caspersen and Carfora replace the prior Change in Control Agreements for each Executive which agreements had each contained a Section 280G “gross up” provision. None of the new Agreements contain such a 280G “gross up.”

The Corporation also entered into an Employment Agreement (the “Employment Agreement”) with Kennedy as of December 4, 2013.

The terms of the Agreements are substantially similar for each of the Executives. The Agreements each provide for the employment of the Executive for a period of three years commencing on the day prior to a change in control (as defined in the agreement). During the three year period in which the agreement is in effect, the Executives will each be provided with (i) the same base salary that existed prior to the change in control, (ii) an opportunity for a bonus equal to at least the bonus opportunity in effect immediately prior to the change in control, and (iii) benefits and perquisites at levels generally available to the Executive prior to the change in control. If, during such three-year period, the Executive resigns for good reason (as defined in the agreement) or is terminated other than for cause (as defined in the agreement) he will be entitled to a lump-sum payment equal to three times his then base salary and the greater of his average bonus amount for the three preceding fiscal years and the bonus paid during the most recent fiscal year. The Executive will also be entitled to receive payments from the Corporation equal to the costs of COBRA continuation life insurance coverage for 18 months following termination of employment. In the event that the total payments following a change in control would require the Executive to pay an excise tax under Section 4999 of the Internal Revenue Code, as amended, then the total payments paid to the Executive will be the greater of (i) a payment equal to the amount which would not result in the payment of an excise tax by the Executive under Section 4999, and (ii) a payment equal to the greatest after tax amount payable to the Executive after taking into account any excise tax imposed under Section 4999. The Agreements also prohibit the Executives from competing against the Corporation and soliciting Corporation customers and employees for a one year period following termination of employment.

The initial term of the Employment Agreement with Kennedy commences on December 4, 2013 and ends on December 31, 2014 and is automatically renewable for successive one year terms unless terminated by the Corporation within 60 days of December 31 of each year. The Employment Agreement provides for a base salary of $500,000 per year subject to annual increases and an annual bonus in amounts as shall be determined by the board of directors or compensation committee from time to time. If Kennedy is terminated from employment without cause (as defined in the Employment Agreement) he shall be entitled to receive his base salary for a period of two years following such termination. The Employment Agreement also prohibits Kennedy from competing against the Corporation and soliciting Corporation customers and employees for a one year period following termination of employment.

In addition, on December 4, 2013, the Executives were awarded shares of restricted stock under the Corporation’s 2012 Long-Term Stock Incentive Plan in the following amounts:

Kennedy – 70,982 shares

Caspersen – 34,072 shares

Carfora – 29,117 shares

For each Executive, 50% of such restricted shares time vest over a period of 5 years. The remaining 50% of such shares “cliff” vest in the March following the fiscal year the Corporation meets four of the following five performance measures following the date of grant. However, if such measures are not attained for or before fiscal year 2017, the shares are forfeited by the executive.

•	Return on Average Total Assets of 1% or greater;
•	Return on Average Common Equity of 12% or greater;
•	Revenue growth of 15% or greater;
•	Earnings per Share growth of 15% or greater; and
•	Non-Performing Asset to Total Asset Ratio of less than 1.5%.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

Dated: December 10, 2013	By:	/s/ Jeffrey J. Carfora
	Name:	Jeffrey J. Carfora
	Title:	Senior Executive Vice President and Chief Financial Officer